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                                                                       EXHIBIT 4


THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.


                  WARRANT TO PURCHASE 3,363,229 SHARES OF STOCK

Company:  FASTCOMM COMMUNICATIONS CORPORATION
Class of Stock:  common stock
Warrant Price:  $0.5575
Issue Date:  June 1, 2001
Expiration Date:  June 1, 2006


         THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, WESLEY CLOVER CORPORATION ("HOLDER") is entitled to purchase the number of fully paid and nonassessable shares of common stock set forth in Section 1.1 below (the "SHARES") of FASTCOMM COMMUNICATIONS CORPORATION, a Virginia corporation (the "COMPANY"), at a price per Share (the "WARRANT PRICE") equal to $0.5575, as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth of this Warrant.


ARTICLE 1. EXERCISE.

         1.1 SHARES. The Holder is entitled to purchase for a purchase price per share equal to the Warrant Price 3,363,229 Shares of fully paid and nonassessable shares of common stock of the Company.

         1.2 METHOD OF EXERCISE. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as APPENDIX 1 to the principal office of the Company. Holder shall deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

         1.3 NO RIGHTS OF SHAREHOLDER. This Warrant does not entitle Holder to any voting rights as a shareholder of the Company prior to the exercise hereof.

         1.4 DELIVERY OF CERTIFICATE AND NEW WARRANT. The Company shall, on or before the later of (a) the third (3rd) business day following the exercise date and (b) the business day following the date of the Company's receipt of this Warrant, issue and deliver to the Holder or its nominee (x) that number of shares of common stock issuable upon exercise of the portion of this Warrant being exercised and (y) if this Warrant has not been fully exercised and has not expired, a new Warrant representing the Shares not so acquired. Subject to the last sentence of this Section 1.4, if the Company's transfer agent is participating in the Depository Trust Company

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("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor are not required to bear a legend, the Company shall cause its transfer agent to electronically transmit the common stock issuable upon exercise to the Holder by crediting the account of Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Company shall deliver to Holder physical certificates representing the common stock issuable upon such exercise. Further, Holder may instruct the Company to deliver to Holder physical certificates representing the common stock issuable upon such exercise in lieu of delivering such shares by way of DTC Transfer.

         1.5 REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

         1.6      REPURCHASE ON SALE, MERGER, OR CONSOLIDATION OF THE COMPANY.

         1.6.1 "ACQUISITION". For the purpose of this Warrant, "ACQUISITION" means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

         1.6.2 ASSUMPTION OF WARRANT. Upon the closing of any Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

         1.6.3 PURCHASE RIGHT. Notwithstanding the foregoing, at the election of Holder, the Company shall purchase the unexercised portion of this Warrant for cash upon the closing of any Acquisition for an amount equal to (a) the fair market value of any consideration that would have been received by Holder in consideration of the Shares had Holder exercised the unexercised portion of this Warrant immediately before the record date for determining the shareholders entitled to participate in the proceeds of the Acquisition, less (b) the aggregate Warrant Price of the Shares, but in no event less than zero.


ARTICLE 2.        ADJUSTMENTS TO THE SHARES.

         2.1 STOCK DIVIDENDS, SPLITS, ETC. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to

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which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

         2.2 RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

         2.3 ADJUSTMENTS FOR COMBINATIONS, ETC. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

         2.4 NO IMPAIRMENT. The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

         2.5 FRACTIONAL SHARES. No fractional Shares shall be issuable upon exercise of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

         2.6 CERTIFICATE AS TO ADJUSTMENTS. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

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ARTICLE 3.   REPRESENTATIONS AND COVENANTS OF THE COMPANY.

         3.1 REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company shall at all times reserve a sufficient number of shares of common stock for issuance upon Holder's exercise of its rights hereunder.

         3.2 NOTICE OF CERTAIN EVENTS. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;
(b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) to offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in
(c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

         3.3 REGISTRATION UNDER SECURITIES ACT OF 1933, AS AMENDED. The Company hereby grants to Holder the registration rights set forth in Section 8 of the Debenture Purchase & Security Agreement.


ARTICLE 4    REDEMPTION

         4.1 COMPANY'S RIGHT TO REDEEM. At any time or times on or after the date hereof, provided that the Conditions to Call (as defined in Section 4.2) have been satisfied, the Company shall have the right (a "CALL"), in its sole discretion, to redeem all of the amount that is exercisable under this Warrant on the date the Company delivers a written notice (the "Notice of Call") to the Holder (the "EXERCISE AMOUNT"). The Holder shall upon receipt of a Notice of Call have two (2) business days to pay the Exercise Amount of the Warrant to the Company and the Company shall simultaneously issue to Holder the number of shares of common stock issuable for the Exercise Amount.

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         4.2 CONDITIONS OF EXERCISE. "CONDITIONS TO CALL" means the following conditions: (i) on each day during the period beginning thirty (30) trading days prior to the Notice of Call and ending on and including the date of the Call Date, a Registration Statement (as that term as defined in Section 8.2(a) of the Note Purchase & Security Agreement), shall be effective and available for the sale of no less than the sum of (A) the number of shares of common stock then issuable upon the exercise of the Warrant (without regard to any limitations on exercise herein or elsewhere) and (B) the number of shares of common stock previously issued upon exercise of the Warrant that are then held by the Holder,
(ii) on each day during the period beginning 30 trading days prior to the date of the Notice of Call and ending on and including the Call Date, the common stock is designated for quotation on the Nasdaq Over-the-Counter Bulletin Board or a national securities exchange or market, is not suspended from trading, and the closing price of the common stock on each such date is equal to or greater than $1.12 per share (as adjusted pursuant to Article II of this Warrant), (iii) none of an Event of Default (as that term is defined in Section 11.10 of the Note Purchase & Security Agreement) or any event that with the passage of time would constitute an Event of Default shall have occurred; and (iv) the Company has sufficient shares of common stock immediately available to satisfy its obligations to issue shares of common stock to the Holder for the Eligible Exercise Amount as set forth herein. Notwithstanding the above, the Holder may exercise this Warrant for common stock pursuant to Article 1 on or prior to the Company's Call Date.

         4.3 TERMINATION OF WARRANT. In the event of a Call, if the Holder does not pay the Exercise Amount, in accordance with the procedures set forth in
Section 4.1, the Warrant shall expire.

         4.4 CONVERTIBLE DEBENTURE. The Company's exercises of the Call rights provided in this Section 4 shall not affect the Holder's conversion rights under Section 7 of the Convertible Debenture.


ARTICLE 5.   MISCELLANEOUS.

         5.1 TERM. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

         5.2 LEGENDS. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

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         5.3 COMPLIANCE WITH SECURITIES LAWS ON TRANSFER. This Warrant and the
Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or such senior lender, or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

         5.4 TRANSFER PROCEDURE. Subject to the provisions of Section 5.2 and
Section 5.3 of this Warrant and Section 12.2 of the Debenture Purchase & Security Agreement, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

         5.5 NOTICES. All notices and other communications from the Company to the Holder, at such address as may have been furnished to the Company or the Holder, or vice versa, shall be deemed delivered and effective at the time delivered by hand; on the fifth (5th) business days after being mailed by first-class registered or certified mail, postage prepaid; when receipt acknowledged if telecopied; or on the next business day if sent by overnight courier, as the case may be, in writing by the Company or such Holder from time to time.

         5.6 WAIVER. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

         5.7 ATTORNEYS FEES. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

         5.8 GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its principles regarding conflicts of law.


                                      FASTCOMM COMMUNICATIONS
                                      CORPORATION

                                      By: ______________________________________

                                      Title:

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                                           _____________________________________





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                                   APPENDIX 1

                               NOTICE OF EXERCISE


         1. The undersigned hereby elects to purchase __________ shares of the common stock of FastComm Communications Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.



         2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:


                        --------------------------------
                                     (Name)

                        --------------------------------


                        --------------------------------
                                   (Address)


         3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.




                                          --------------------------------------
                                           (Signature)

---------------------------
(Date)


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